                                                                    EXHIBIT 2.1


                                Dated 13 May 1998






                                  FAYREWOOD PLC

                                     - and -

                             DOCTOR BUYLINES LIMITED

                                     - and -

                     INTERFACE SYSTEMS INTERNATIONAL LIMITED

                                     - and -

                             INTERFACE SYSTEMS, INC.




                     ---------------------------------------

                                   ACQUISITION

                      of the business of Interface Systems
                              International Limited

                     ---------------------------------------






                              ASHURST MORRIS CRISP
                                 Broadwalk House
                                 5 Appold Street
                                 London EC2A 2HA

                               Tel: 0171-638 1111
                               Fax: 0171-972 7990

                                  CJA/I33100018



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                                    CONTENTS

CLAUSE                                                                 PAGE

1.     INTERPRETATION.....................................................1
2.     SALE AND PURCHASE..................................................6
3.     CONSIDERATION......................................................6
4.     COMPLETION.........................................................8
5.     PROPERTIES.........................................................8
6.     LIABILITIES AND EXCLUDED LIABILITIES...............................9
7.     DEBTORS............................................................9
8.     CONTRACTS.........................................................10
9.     EMPLOYEES.........................................................10
10.    FUTURE TRADING AND TRADE ENQUIRIES................................11
11.    VALUE ADDED TAX...................................................11
12.    WARRANTIES........................................................12
13.    ANNOUNCEMENTS, ETC................................................15
14.    COSTS.............................................................15
15.    ASSIGNMENT........................................................16
16.    ENTIRE AGREEMENT..................................................16
17.    WAIVER, AMENDMENT.................................................16
18.    FURTHER ASSURANCE.................................................16
19.    FAYREWOOD PLC.....................................................16
20.    INTERFACE INC.....................................................17
21.    PURCHASER'S UNDERTAKING...........................................18
22.    ACCESS............................................................18
23.    NOTICES...........................................................18
24.    COUNTERPARTS......................................................19
25.    GOVERNING LAW AND SUBMISSION TO JURISDICTION......................19
26.    INVALIDITY........................................................19
27.    CONFIDENTIALITY...................................................19
SCHEDULE 1...............................................................20
SCHEDULE 2...............................................................21
SCHEDULE 3...............................................................27



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THIS AGREEMENT is made on 13 May 1998

BETWEEN:-

(1) FAYREWOOD PLC (No 03057247) whose registered office is at 1 Pemberton Row, Fetter Lane, London EC4A 3BA ("FAYREWOOD");

(2) DOCTOR BUYLINES LIMITED (No 3360868) whose registered office is at 1 Pemberton Row, Fetter Lane, London EC4A 3BA (the "PURCHASER");

(3) INTERFACE SYSTEMS INTERNATIONAL LIMITED (No 2100227) whose registered office is at 959 Weston Road, Slough Trading Estate, Slough, Berkshire, SL1 4HR (the "VENDOR"); and

(4) INTERFACE SYSTEMS, INC. whose place of business is at 5855 Interface Drive, Ann Arbor, Michigan 48103, USA ("INTERFACE INC.").


RECITALS

(A) The Vendor carries on the Business (as hereinafter defined) and is the beneficial owner, or is otherwise able to procure the transfer, of the Assets (as hereinafter defined).

(B) The Vendor has agreed to sell, and the Purchaser has agreed to purchase, the Business as a going concern and the Assets on the terms hereinafter set out.

(C) Interface Inc. has agreed to enter into this agreement to guarantee the obligations of the Vendor.

(D) Fayrewood has agreed to enter into this agreement to guarantee the obligations of the Purchaser.

THE PARTIES AGREE AS FOLLOWS:-

1.     INTERPRETATION

1.1 The following words and expressions shall, unless the context otherwise requires, have the following meanings:-

       "ACCOUNTS" means the audited financial statements (comprising a balance sheet, profit and loss account, statement of source and application of funds, notes and directors' report and auditors' certificates) of the Vendor for the financial period ended on the Accounts Date;

       "ACCOUNTS DATE" means 30 September 1996;

       "AGREED FORM" means, in relation to a document, in the form agreed between the parties on or prior to the date hereof and for the purposes of identification signed on their behalf;

       "ASSETS" means the Goodwill, Books and Records, Contracts, Debtors, Intellectual Property, Fixed Plant, Loose Plant, Properties and Stock, together with all other assets and rights and



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       the benefit of any claims directly and exclusively relating to the
       Business excluding the Excluded Assets;

       "ASSUMED EMPLOYEES" means those employees engaged in the Business as at Completion based at the Birmingham location and the Slough Property;

       "BOOKS AND RECORDS" means the lists of customers and suppliers, books of account, financial records, and all other records exclusively relating to the Business;

       "BUSINESS" means the business of wholesale IT product distribution and servicing, including personal computers, PC supplier and consumables as well as spare parts and related products carried on at the date hereof by the Vendor and wheresoever carried on;

       "COMPLETION" means the completion of the sale and purchase of the Business and Assets in accordance with clause 4;

       "CALCULATION DATE" means 12 May 1998;

       "COMPLETION DATE" means the date hereof;

       "CONSIDERATION" means the consideration for the Business and Assets as specified or determined in accordance with clause 3;

       "CONTRACTS" means all contracts and arrangements which are wholly or partly unperformed or ongoing at the Completion Date relating to the Business;

       "DEBTORS" means all those amounts owed to the Vendor directly and exclusively in connection with the Business as at the Completion Date;

       "DISCLOSURE LETTER" means the letter of today's date together with the attachments thereto addressed by the Vendor's Solicitors to the Purchaser's Solicitors disclosing exceptions to the Warranties;

       "ENCUMBRANCE" means any mortgage, charge, pledge, lien, security or other third party right or interest (legal or equitable) or restriction over or in respect of the use of any relevant asset, security or right;

       "ESCROW ACCOUNT" means the account in the joint names of the Vendor's Solicitors and the Purchaser's Solicitors which shall hold the Escrow Amount;

       "ESCROW AMOUNT" means (pound)500,000 (five hundred thousand pounds);

       "EXCLUDED ASSETS" means any assets or rights and the benefit of any claims as at the Completion Date consisting of or comprised in the following:-

       (a)    fixture and fittings at the Slough Property;

       (b)    leasehold improvements at the Slough Property;


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       (c)    the lease of the Slough Property;

       (d)    all sums due from Interface Inc. to the Vendor;

       (e)    cash in hand or at banks;

       (f) Any credits on the Debtor ledger which were outstanding since prior to 1 March 1998 and any Debtors (net of relevant credits relating to that particular Debtor) which have been outstanding since prior to 1 March 1998;

       (g)    all rights arising under the Intra-Group Agreement;

       (h) all rights arising in respect of the dealings by the Vendor with Al Mulhoff;

       (i)    any asset which does not relate to the Business; and

       (j)    any refund or asset in respect of Taxation.

       "EXCLUDED LIABILITIES" means the following liabilities of the Business at the Completion Date:-

       (a)    all sums due from the Vendor to Interface Inc.;

       (b) any liability due in respect of any period in respect of the Slough Property;

       (c) liabilities of the Vendor to Taxation (excluding liabilities to PAYE and VAT in respect of the period after the Calculation Date);

       (d) amounts owed to any third party by way of overdrafts, loans or other borrowings;

       (e)    all obligations arising under the Intra-Group Agreement;

       (f) all liabilities which have not been provided for in the Net Asset Value Statement save for those arising after the Calculation Date;

       (g) any liabilities in respect of litigation arising out of any matter on or before Completion;

       (h)    all liabilities to Al Mulhoff;

       (i) "goods received not invoiced" accrued for stock received prior to 31 December 1997;

       (j) any supplier credits on the payables ledger which have been outstanding since prior to 1 January 1998 and payables which have been outstanding since prior to 1 January 1998; and

       (k)    any liabilities which do not relate to the Business.


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       "FIXED PLANT" means the fixed plant, machinery, equipment and tooling used or intended for use directly and exclusively in the Business attached or fixed to the Properties and at the Slough Property to the extent not Excluded Assets;

       "GOODWILL" means the goodwill relating to the Business together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Vendor;

       "HOLDING COMPANY" has the meaning given to it in section 736 Companies Act 1985;

       "INITIAL CONSIDERATION" has the meaning set out in clause 3.2 below;

       "INTELLECTUAL PROPERTY" means the registered intellectual property together with:-

       (a)    all know-how directly and exclusively connected with the Business;

       (b) all copyright, moral rights, design rights, unregistered trade marks, logos, drawings, designs and all other intellectual property rights directly and exclusively relating to the Business and all rights of the Vendor against third parties in respect of any of the foregoing;

       "INTRA-GROUP AGREEMENT" means the agreement dated 30 December 1997 between the Vendor and Interface Inc. providing for the sale of the business of the Vendor of selling and marketing connecting and document management software and IBM plug compatible printer hardware as well as the related assets as of 30 June 1997, being the document in the Agreed Form;

       "LEASED ASSETS" means those of the Assets which are subject to lease, hire, hire-purchase and other such agreements;

       "LIABILITIES" means all liabilities of the Business but excluding the Excluded Liabilities;

       "LOOSE PLANT" means the moveable plant, machinery, equipment, tooling and vehicles used or intended for use directly and exclusively in the Business;

       "NET ASSET VALUE" means the sum derived by subtracting the amount attributable to the Liabilities as at the Calculation Date from the amount attributable to the Assets at the Calculation Date, each as shown in the Net Asset Value Statement as at the Calculation Date;

       "NET ASSET VALUE STATEMENT" means the statement of net assets or, as the context may require, the draft thereof, to be produced and confirmed in accordance with clause 3 showing the Net Asset Value as at the Calculation Date;

       "PROPERTIES" means the properties brief particulars of which are set out in schedule 3;

       "PURCHASER'S ACCOUNTANTS" means Ernst & Young, 7 Roll Buildings, Fetter Lane, London EC4A 1N13;


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       "PURCHASER'S GROUP" means the Purchaser, its ultimate holding company and any subsidiary of such holding company;

       "PURCHASER'S SOLICITORS" means Matheson Ormsby Prentice of 1 Pemberton Row, Fetter Lane, London EC4A 3BA;

       "REGULATIONS" means the Transfer of Undertakings (Protection of Employment) Regulations 1981;

       "SLOUGH PROPERTY" means the lease of property of the Vendor at 959 Weston Road, Slough, Berkshire and for the avoidance of doubt the telephone system is part of the Slough Property;

       "STOCK" means the stock in trade, raw materials, packing materials, work in progress and finished goods acquired or produced in the course of the Business at the Properties or elsewhere;

       "SUBSIDIARY" has the meaning given to it in section 736 Companies Act
       1985;

       "TAXATION" means any tax and any duty, impost, levy or governmental charge in the nature of tax whether domestic or foreign and any fine, penalty or interest connected therewith (including Customs Duties and Value Added Tax) but excluding any stamp duty or stamp duty reserve tax payable on this agreement or any instrument executed pursuant to this agreement or any assignment relating to this agreement;

       "TRADE PAYABLES" means those of the Liabilities, as described in the Net Asset Value Statement;

       "VENDOR'S ACCOUNTANTS" means Arthur Andersen, 20 Old Bailey, London EC4M 7AN;

       "VENDOR'S GROUP" means the Vendor, its ultimate holding company and any subsidiary of such holding company;

       "VENDOR'S SOLICITORS" means Ashurst Morris Crisp, Broadwalk House, 5 Appold Street, London, EC2A 2HA;

       "WARRANTIES" means the warranties given pursuant to clause 14 and schedule 2.

1.2 The words and expressions defined in schedule 2 shall have the meanings set out therein.

1.3 References to the parties hereto include and in the case of individuals their respective successors in title, personal representatives, heirs and estates and references to the masculine gender shall include the feminine and vice versa.

1.4 References to statutes or statutory provisions include references to any orders or regulations made thereunder and references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as re-enacted from time to time before the date hereof (subject as otherwise expressly provided herein) and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provision, order or regulation before the date hereof.


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1.5    References to persons shall include bodies corporate and unincorporated, associations, partnerships and individuals.

1.6 Headings to clauses, sub-clauses and paragraphs are for information only and shall not form part of the operative provisions of this agreement and shall be ignored in construing the same.

1.7 References to recitals, clauses or schedules are to recitals to, clauses of and schedules to this agreement.

1.8 The recitals, the schedules and documents in the Agreed Form form part of the operative provisions of this agreement and references to this agreement shall, unless otherwise expressly stated, include references to the recitals, the schedules and documents in the Agreed Form.

1.9    Time shall be of the essence for all payments under this agreement.

2.     SALE AND PURCHASE

2.1 Subject to the terms and conditions of this agreement and so that the Vendor shall sell and the Purchaser shall purchase with effect from the Completion Date and the Vendor shall sell with full title guarantee (save in the case of the Leased Assets in respect of which the Vendor shall sell with whatever right title and interest it has in such Assets) and the Purchaser shall purchase free from all Encumbrances the Assets and the Business as a going concern with effect from the commencement of business on the Completion Date and together with all accrued benefits and rights attaching thereto.

2.2 The Excluded Assets and the Excluded Liabilities are not included in the sale and purchase pursuant to clause 2.1.

2.3 The consideration for such sale and purchase shall be as specified in clause 3.

3.     CONSIDERATION

3.1 The Consideration shall be a sum equivalent to 80% of the Net Asset Value as specified in the Net Asset Value Statement, plus (pound)75,000 provided that if any adjustments upwards to the Consideration shall result in the Consideration being more than (pound)2,750,000, then the Purchaser shall pay only (pound)2,750,000 and the Vendor shall retain further receivables (taking receivables in order of the oldest receivables first) to those in the Excluded Assets to the extent the Consideration would otherwise have exceeded (pound)2,750,000.

3.2 (pound)2,400,000 (less the Escrow Amount) (the "INITIAL CONSIDERATION") shall be paid on Completion on account of the Consideration and the Escrow Amount shall be paid into the Escrow Account.

3.3 As soon as practicable and in any event within forty five days of the Completion Date the Vendor shall procure, using the Vendor's Accountants for this purpose, that the Net Asset Value Statement is prepared on a basis consistent with the accounting principles and policies on which the Accounts have been prepared or would have been prepared using the same basis


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       for provisions on debts and valuation of stock (save that any Debtors
       (net of the relevant credit notes) which have been outstanding since prior to 1 March 1998 are excluded from the purchase as are payables which have been outstanding since prior to 1 January) as were used for the preparation of the Accounts.

3.4 When the Net Asset Value Statement shall have been prepared the Vendor shall deliver a copy thereof to the Purchaser's Accountants for review. The Purchaser's Accountants shall be entitled to examine all the accounts and working papers relating to the Net Asset Value Statement or otherwise reasonably required for the purposes of such review and discuss the sums with the Vendor's Accountant.

3.5 Within fifteen working days after the Vendor has delivered the Net Asset Value Statement pursuant to clause 3.4 the parties shall procure that the Vendor's Accountants and the Purchaser's Accountants meet to review and examine the Net Asset Value Statement to satisfy themselves that it has been duly prepared in accordance with this agreement and that the Net Asset Value has been correctly derived therefrom. The Vendor's Accountants and the Purchaser's Accountants shall then either:-

       (a) confirm in writing to the parties that the Net Asset Value Statement has been so prepared and the Net Asset Value correctly derived; and/or

       (b) give notice in writing to the parties detailing why they are unable so to confirm.

       If the Vendor's Accountants or the Purchaser's Accountants fail so to confirm or fail to give such notice as aforesaid within the said fifteen working days the Net Asset Value Statement and the Net Asset Value shall be conclusively deemed to have been accepted and confirmed by the Vendor and the Purchaser.

3.6 If the Vendor's Accountants or the Purchaser's Accountants have given notice in accordance with clause 3.5(b) the parties will endeavour to resolve all matters in dispute as soon as practicable. In the event of their failing to resolve such matters within ten working days of the giving of such notice by the Vendor's Accountants and the Purchaser's Accountants, either party may refer any dispute for resolution to an independent chartered accountant appointed by the Vendor and the Purchaser or, in default of agreement on such appointment within three working days, on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales. In making such determination such accountant shall act as an expert and not as an arbitrator and his decision shall (in the absence of manifest error) be final and binding on the parties hereto. The costs of such accountant shall be borne by the parties in the proportions he may direct or, in the absence of direction, equally.

3.7 Within 3 working days of the Net Asset Value Statement being confirmed or deemed to have been confirmed in accordance with Clause 3.5 or being determined in accordance with Clause 3.6, an adjusting payment to the Initial Consideration should be made to reflect the final Consideration by either the Purchaser or the Vendor, as the case may be. Such payment will be calculated on the basis of the Net Asset Value Statement, together in each case with interest flowing on such amount due at a rate equal to Lloyds Bank plc base rate for the time being in force on such matter accruing on a daily basis from the Completion Date to the date of payment.


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3.8    The Vendor and the Purchaser shall procure the Escrow Account shall be opened in the names of the Vendor's Solicitors and the Purchaser's Solicitors into which the Escrow Amount shall be paid which shall be retained in the Escrow Account being on deposit in such manner as the parties agree until final settlement of the Consideration in accordance with clause 3.7 when such payment will be made out of the Escrow Account to the extent that the Purchaser is entitled to receive payment by way reduction in the overall consideration together with interest thereon and any sums remaining shall be paid to the Vendor together with interest thereon, the Vendor's Solicitors and the Purchaser's Solicitors being instructed accordingly by the Vendor and the Purchaser.

4.     COMPLETION

4.1 Completion shall take place at the offices of the Vendor's Solicitors on the Completion Date or at such other place or time as the Vendor and the Purchaser shall agree in writing.

4.2 On Completion the Vendor shall deliver or, in the case of clauses 4.2(a) and 4.2(b) make available to the Purchaser:-

       (a)    the Books and Records;

       (b) list of all Debtors and a list of all creditors as at the close of business on the business day immediately preceding the Calculation Date;

       (c) at the Properties the Loose Plant and all other Assets hereby agreed to be sold title to which can be transferred by delivery and shall permit the Purchaser to enter into and take possession of the Assets;

       (d) releases under seal or confirmation of releases of any Encumbrances to which any of the Assets are subject duly executed by those entitled to the benefit thereof;

4.3 The Purchaser shall deliver to the Vendor's Solicitors a banker's draft drawn on a town clearing bank for immediately available funds or telegraphic transfer in favour of the Vendor's Solicitors for an amount equivalent to the Initial Consideration and the receipt of the Vendor's Solicitors therefor shall be a good discharge to the Purchaser.

4.4 Save as otherwise agreed in writing by the parties, at Completion the Purchaser shall procure that Interface Inc. and each of its subsidiaries, will be released from any guarantee, indemnity, bond, letter of comfort, or encumbrance or similar obligation given or incurred in relation to or which relates to the Liabilities (other than the Excluded Liabilities) and shall in the meantime indemnify the Vendor, Interface Inc. and each of its subsidiaries against any liability in relation thereto.

5.     PROPERTIES

5.1    The provisions of schedule 3 shall apply in relation to the Properties.

5.2 In respect of the Slough Property the Purchaser shall procure that any rent and rates due are paid to the Vendor on such property from the Calculation Date until the part of the Slough


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       Property used by the business is vacated by the Purchaser within 30 days of completion and otherwise the provision of Schedule 3 shall not apply to the Slough Property.

5.3 Within three working days of the Completion Date the Vendor and the Purchaser shall agree to appoint an independent surveyor (the "SURVEYOR") and in default of agreement on such appointment within three working days from the Completion Date, the Surveyor shall be appointed on the application of either party by the President of the Royal Institution of Chartered Surveyors, and the Surveyor shall be instructed to review the Properties to determine what, if any, repairs are required at the Properties in order to bring the Properties up to a standard of repair sufficient only to satisfy the Tenant's repairing obligations contained in the relevant leases. In making such determination the Surveyor shall act as an expert and not as an arbitrator and his decision shall be final and binding upon the Vendor and the Purchaser. The whole cost of the Surveyor's determination shall be borne by the Purchaser. To the extent that the Surveyor determines that repairs are required to the Properties in accordance with this clause, he shall estimate the cost of such repairs (the "ESTIMATE") and the Vendor shall pay to the Purchaser (upon receipt by the Vendor of satisfactory evidence of the Purchaser's payment for the repairs) the costs of such repairs in excess of (pound)50,000. To the extent that the Estimate exceeds (pound)50,000, such excess shall be reserved in the Escrow Account for payment to the Purchaser pursuant to this clause and when a receipted bill is produced, such sum will be released from the Escrow Account to the Purchaser, Provided That the Vendor shall only be liable to the extent of receipted bills showing such repairs have been carried out and only to the extent that such repairs are completed within six months from the Completion Date.

6.     LIABILITIES AND EXCLUDED LIABILITIES

6.1    The Purchaser shall:-

       (a) with effect from the Completion Date assume liability for and indemnify the Vendor against the Liabilities and any and all obligations, liabilities, costs, claims, demands and expenses arising therefrom;

       (b) (save as otherwise agreed in writing by the parties) procure the substitution of any securities or guarantees given in respect of the Liabilities by any member of the Vendor's Group;

       (c) pay, satisfy and discharge all debts, liabilities and obligations incurred by the Vendor or the Purchaser in connection with the Business after the Completion Date.

6.2 The Vendor shall pay satisfy and discharge the Excluded Liabilities and with effect from the Completion Date indemnify the Purchaser in respect thereof and against any and all obligations, debts, costs, claims, demands and expenses arising therefrom.

7.     DEBTORS

7.1 At any time on or after Completion as and when required by the Purchaser, the Vendor shall deliver to the Purchaser the assignments of such of the Debtors as the Purchaser may specify in such form as the Purchaser shall require.


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

7.2 Notwithstanding clause 7.1 the Vendor undertakes to hold on trust in a separate bank account in England and Wales for the benefit of the Purchaser any Debtors included in the Assets received by it and to pay the same to the Purchaser forthwith on receipt.

8.     CONTRACTS

8.1 If any of the Contracts cannot be transferred to the Purchaser without the consent of a third party then the Vendor shall use all reasonable endeavours to obtain such consent.

8.2 In any case where the consent in clause 8.1 above is refused or otherwise not obtained and until it is obtained or where any of the Contracts are incapable of transfer by assignment or by other means to the Purchaser:-

       (a) the Vendor shall hold the Contracts and any monies, goods or other benefits received thereunder as agent of and trustee for the Purchaser and shall forthwith upon receipt of the same account for and pay or deliver to the Purchaser such monies, goods and other benefits;

       (b) the Purchaser shall perform the Contracts in accordance with their terms and conditions as sub-contractor to the Vendor provided that sub-contracting is permissible under the terms of the Contract in question, and where sub-contracting is not permissible, the Purchaser shall perform the Contracts in accordance with their terms and conditions as agent for the Vendor and indemnify and keep indemnified the Vendor against all costs, claims and damages in respect thereof; and

       (c) the Vendor shall give all reasonable assistance to the Purchaser at the cost of the Purchaser to enable it to enforce the rights of the Vendor under the Contracts and shall at all times act with regard to the Contracts in accordance with the Purchaser's reasonable instructions from time to time.

9.     EMPLOYEES

9.1 The Vendor shall use its reasonable endeavours to retain the services of the Assumed Employees to the intent that their contracts of employment shall continue in force until Completion and then be transferred to the Purchaser under the Regulations and shall comply with all its obligations under the said contracts of employment, under statute and under any agreement with any trade union in relation to the Business.

9.2 Save in respect of any failure by the Vendor to comply with its obligations under the Transfer of Undertakings (Protection of Employment) Regulations 1981 in connection with the sale of the Business hereunder, the Purchaser shall discharge and hereby undertakes to indemnify the Vendor against all liabilities, obligations, costs, claims and demands arising from or in respect of any of the Assumed Employees after Completion.

9.3 If the Purchaser shall so determine and shall serve notice on the Vendor within 7 days after the Completion Date, such notice having been signed by Debbie Pegler, specifying the Assumed Employees that the Purchaser has determined to make redundant, the Vendor shall indemnify the Purchaser against redundancy payments and other contractual termination


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

       payments, together with the costs of terminating any car lease in relation to such employee to such Assumed Employees up to a maximum aggregate payment of (pound)100,000.

10.    FUTURE TRADING AND TRADE ENQUIRIES

       The Vendor shall promptly refer to the Purchaser all enquiries relating to the Business and assign to the Purchaser all orders directly and/or exclusively relating to the Business.

11.    VALUE ADDED TAX

11.1 All amounts expressed in this agreement as being payable by any party hereto are expressed exclusive of any value added tax which may be chargeable thereon and the amount of any such value added tax shall be payable in addition thereto subject as hereinafter provided.

11.2 The Vendor and the Purchaser shall use all reasonable endeavours to secure that the conditions of article 5(1) of the Value Added Tax (Special Provisions) Order 1995 SI 1268 and of section 49 of the Value Added Tax Act 1994 are fulfilled so that the sale of the Business and Assets hereunder is properly treated as neither a supply of goods nor a supply of services for the purposes of value added tax.

11.3 The Vendor and the Purchaser shall each give notice of the transfer to H.M. Customs and Excise.

11.4 The Vendor shall on the Completion Date deliver to the Purchaser all records referred to in section 49(1) of the Value Added Tax Act 1994 and shall not make any request to H.M. Customs and Excise for such records to be retained by the Vendor and the Purchaser hereby undertakes to preserve such records for such periods as may be required by law and shall during that period afford reasonable access to them at the request of the Vendor.

11.5 In the event H.M. Customs and Excise determine that value added tax is chargeable on the sale of the Business and Assets hereunder or any of them then the Vendor shall immediately notify the Purchaser of such determination and the Purchaser agrees that such value added tax shall be in addition to the sum specified in clause 3 and the Purchaser shall (against production by the Vendor of tax invoices in respect thereof) pay the amount of any such value added tax forthwith to the Vendor but such payment shall be without prejudice to the right of the Purchaser under this agreement to call upon the Vendor to make or join an Appeal against the aforesaid determination.

11.6 All value added tax payable in respect of goods and services supplied or deemed to be supplied by the Vendor in connection with the Business prior to Completion, and all interest payable thereon and penalties attributable thereto, shall be paid to H.M. Customs and Excise by the Vendor, and the Vendor shall be entitled to receive and to retain for its own benefit all reimbursement or credit from H.M. Customs and Excise for value added tax borne by the Vendor on goods and services supplied to the Vendor prior to Completion and any payments received in respect of value added tax overpaid to H.M. Customs and Excise prior thereto.

12.    WARRANTIES

12.1 The Vendor warrants to the Purchaser in the terms of the Warranties and so that the remedies of the Purchaser in respect of any breach of any of the Warranties shall continue to subsist notwithstanding completion of the sale and purchase hereunder.

12.2 Save in the case of any fraudulent misrepresentation, the Purchaser agrees that the Purchaser will have no remedy against the Vendor, and the Vendor shall have no liability of whatsoever nature to the Purchaser, in respect of any statement of fact or opinion whatsoever, including any untrue or misleading statement, warranty or representation, express or implied, made to the Purchaser or its agents, officers or employees upon which the Purchaser relied or may have relied in entering into this agreement and that the Purchaser's sole remedy (save in the case of any fraudulent misrepresentation) is for breach of contract in respect of the Warranties, undertakings, covenants or indemnities expressly set out in this agreement subject to the limitations contained in this agreement.

12.3 Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties.

12.4 Save in the case of fraud or wilful non-disclosure by the Vendor, the Vendor shall be under no liability in respect of any claim under the Warranties and any such claim shall be wholly barred and unenforceable unless written notice of such claim setting out full details of the relevant claim (including the grounds on which such claim is based and the amount claimed to be payable in respect thereof) shall have been served upon the Vendor by the Purchaser by not later than 5.00 p.m. up to twelve months after the Completion Date and either:-

       (a) the amount payable in respect of the relevant claim has been agreed by the Vendor within 3 months of the date of such written notice; or

       (b) legal proceedings have been instituted in respect of such claim by the due service of process on the Vendor within 3 months of the later of:-

              (i)    the date of such written notice; and

              (ii) in the event that the Vendor shall make a request pursuant to clause 12.10(b)(i) in respect thereof the date on which judgment is given by a court of competent jurisdiction or the date settlement is reached (with the consent of the Vendor) in respect of such proceedings or the date on which the Vendor and the Purchaser agree that proceedings or other action against the third party shall be abandoned.

12.5 Save in the case of fraud or wilful non-disclosure the Vendor shall be under no liability in respect of any claim under the Warranties:-

       (a) where the liability of the Vendor in respect of that claim would (but for this paragraph) have been less than (pound)30,000; or

       (b) unless and until and only to the extent that the liability in respect of that claim (not being a claim for which liability is excluded under clause 12.5(a) above) when aggregated with the liability of the Vendor in respect of all other claims shall exceed (pound)100,000.

12.6 Save in the case of fraud or wilful non-disclosure the aggregate liability of the Vendor in respect of all such claims under this agreement shall not in any circumstances exceed (pound)500,000.

12.7 The Vendor shall be under no liability in respect of any claim under the Warranties if the facts or circumstances giving rise thereto are clearly disclosed or referred to in the Disclosure Letter or provided for or stated to be exceptions under the terms of this agreement.

12.8 No liability (whether in contract, tort or otherwise) shall attach to the Vendor in respect of any claim under the Warranties to the extent that:-

       (a) the claim or the events giving rise to the claim would not have arisen but for an act, omission or transaction of the Purchaser's Group otherwise than in the ordinary and proper course of the Business as at present carried on or which would not have arisen but for any claim, election or surrender or disclaimer made or omitted to be made or notice or consent given or omitted to be given by the Purchaser's Group under the provisions of any statutes relating to taxation;

       (b) the claim is based upon a liability which is contingent only, unless and until such contingent liability becomes an actual liability or until the same is finally adjudicated;

       (c) provision or reserve in respect of the matter giving rise to the claim shall have been made in the Net Asset Value Statement or to the extent that the matter giving rise to the claim shall have been noted in the Net Asset Value Statement;

       (d) the claim occurs wholly or partly out of or the amount thereof is increased as a result of:-

              (i) any change in the accounting principles or practices of the Purchaser's Group introduced or having effect after the date of this agreement; or

              (ii) any increase in the rates of taxation made after the date hereof; or

              (iii) any change in law or regulation or in its interpretation or administration by the English courts, by the Inland Revenue or by any other fiscal, monetary or regulatory authority (whether or not having the force of law);

       (e) the loss or damage giving rise to the claim is recoverable by the Purchaser's Group under any policy of insurance or would have been so recoverable but for any change in the terms of insurance since the date of this agreement.

12.9 No liability will arise and no claim may be made under any of the Warranties to the extent that the matter giving rise to such claim is remediable unless within the period of 60 days following the Purchaser becoming aware of such matter the Purchaser shall have given written notice thereof to the Vendor and such matter shall not have been remedied to the reasonable satisfaction of the Purchaser within the period of 60 days following the date of service of such notice.

12.10  (a)    This clause shall apply in circumstances where:-

              (i) any claim is made against the Purchaser's Group which may give rise to a claim by the Purchaser against the Vendor under the Warranties; or

              (ii) the Purchaser's Group is or may be entitled to make recovery from some other person of any sum in respect of any facts or circumstances by reference to which the Purchaser has or may have a claim against the Vendor under the Warranties; or

              (iii) the Vendor shall have paid to the Purchaser an amount in respect of a claim under the Warranties and subsequent to the making of such payment the Purchaser's Group becomes or shall become entitled to recover from some other person a sum which is referable to that payment.

       (b)    The Purchaser shall and shall procure that:-

              (i) (prior to taking any action against the Vendor under the Warranties in the case of clause 12.10(a)(i) and clause 12.10(a)(ii) and subject to the Purchaser being indemnified to the reasonable satisfaction of the Purchaser by the Vendor against all reasonable costs and expenses which may properly be incurred by reason of such action) promptly and diligently take all such action as the Vendor may reasonably request (including the institution of proceedings and the instruction of professional advisers approved by the Vendor to act on behalf of the Purchaser to avoid, dispute, resist, compromise, defend or appeal against any such claim against the Purchaser's Group as is referred to in clause 12.10(a)(i) or to make such recovery by the Purchaser's Group as is referred to in clause 12.10(a)(ii) or clause 12.10(a)(iii), as the case may be; and

              (ii) not settle or compromise any liability or claim to which such action is referable without the prior written consent of the Vendor which consent shall not be unreasonably withheld or delayed; and

              (iii) in the case of clause 12.10(a)(iii) only, promptly repay to the Vendor an amount equal to the amount so recovered or, if lower, the amount paid by the Vendor to the Purchaser.

12.11  The Purchaser shall promptly:-

       (a) inform the Vendor in writing of any fact, matter, event or circumstance which comes to its notice or to the notice of the Purchaser's Group whereby it appears that the Vendor is or may be liable to make any payment in respect of any claim under the Warranties or whereby it appears the Purchaser's Group shall become or may become entitled to recover from some other person a sum which is referable to a payment already made by the Vendor in respect of such a claim; and

       (b) thereafter keep the Vendor fully informed of all developments in relation thereto; and

       (c) provide all such information and documentation (no matter how it is recorded or stored) as the Vendor shall reasonably request in connection therewith and also in connection with any proceedings instituted by or against the Purchaser's Group under clause 12.10.

       provided that the Vendor shall keep such information and documentation confidential.

12.12 The Warranties shall remain in full force and effect after Completion but (save in the case of any fraudulent misrepresentation or wilful non-disclosure) the Purchaser shall have no right to rescind or terminate this agreement after Completion for breach of any of the Warranties or under the provisions of the Misrepresentation Act 1967 or for any other reason whatsoever and the Purchaser's sole remedy (save as aforesaid) in respect of a claim under the Warranties or otherwise shall be against the Vendor in damages subject to the limitations contained in this agreement.

12.13 In the event that the Vendor at any time after the date hereof shall wish to take out insurance against its liability hereunder the Purchaser undertakes to provide such information as the prospective insurer may reasonably require before effecting such insurance provided that the Purchaser can do so without breaching any of its legal obligations to third parties.

12.14 The Purchaser confirms that it has no knowledge at the date hereof of any facts which it currently believes (acting reasonably) may lead to claims against the Vendor under the Warranties.

12.15 The Purchaser's Group will take or procure the taking of all such steps and action as are necessary or as the Vendor may reasonably require in order to mitigate any claim under the Warranties and the Purchaser's Group shall act in accordance with such request. Nothing in this agreement shall or shall be deemed to relieve the Purchaser of any common law or other duty to mitigate any loss or damage incurred by it.

13.    ANNOUNCEMENTS, ETC.

       Neither the making of this agreement nor its terms shall be disclosed by any party hereto without the prior consent of the other parties unless disclosure is required by law or by any Stock Exchange or any regulatory authority.

14.    COSTS

14.1 Save as expressly otherwise provided in this agreement each of the parties hereto shall bear its own legal, accountancy and other costs, charges and expenses connected with the negotiation, preparation and implementation of this agreement and any other agreement incidental to or referred to in this agreement.

14.2 The Vendor and Interface Inc. confirm to the Purchaser that all outstanding payments to its advisors will be paid at the Completion Date.

15.    ASSIGNMENT

15.1 This agreement and all rights and benefits hereunder are personal to the parties hereto and may not be assigned at law or in equity without the prior written consent of the other party/parties hereto save that rights and benefits may be assigned by the Purchaser (i) within the Purchaser's Group (and assigned back if the relevant assignee subsequently leaves the Purchaser's Group) and (ii) solely by way of security in respect of borrowing incurred by the Purchaser for the purpose of this sale and purchase.

16.    ENTIRE AGREEMENT

       This agreement (together with any documents referred to herein) constitutes the entire agreement between the parties hereto in connection with the subject matter of this agreement.

17.    WAIVER, AMENDMENT

17.1 There shall be no waiver of any term, provision or condition of this agreement unless such waiver is evidenced in writing and signed by the waiving party.

17.2 No omission or delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

17.3 No variation to this agreement shall be effective unless made in writing and signed by all the parties.

18.    FURTHER ASSURANCE

18.1 At any time after Completion the Vendor shall at the Purchaser's expense execute all such documents and do such acts and things as the Purchaser may reasonably require for the purpose of vesting in the Purchaser the full legal and beneficial title to the Assets and giving to the Purchaser the full benefit of this agreement.

18.2 The Vendor and the Purchaser each covenants that it will give all assistance and accord every facility reasonably required by the Purchaser's Accountants, the Vendor's Accountants or any valuer or accountant appointed in accordance with clause 4 for the purposes of preparing any certificate, statement, accounts or making any determination necessary or desirable for the purpose of this agreement, and shall allow them or him access to any assets, accounts, books, records or other information relating to the Business held by the Purchaser or the Vendor.

18.3 The terms of this agreement shall insofar as they are not performed at Completion and subject as specifically otherwise provided in this agreement continue in force after and notwithstanding Completion.

19.    FAYREWOOD PLC

       Fayrewood hereby guarantees and covenants to and with the Vendor that in the event of:-

       (a) the Purchaser being deemed unable to pay its debts within the meaning of Section 123(1) (a) (b) (e) or (2) of the Insolvency Act 1986 or otherwise becomes insolvent or suspends making payment with respect to all or any class of its debts or announces an intention so to do and/or

       (b) a petition being presented for the winding up of the Purchaser (not being a petition that the Purchaser can demonstrate is frivolous, vexatious or an abuse of the process of court or relates to a claim to which the Purchaser has a good defence and is being vigorously contested by the Purchaser) or an order is made or resolution passed for the winding up of the Purchaser or a notice is issued convening a meeting for the purpose of passing any such resolution and/or

       (c) any petition is presented or other step is taken for the purposes of the appointment of an administrator or an administration order is made and/or

       (d) any administrative or other receiver is appointed of the Purchaser or any part of its assets or any other steps are taken to enforce any encumbrance over its assets and/or

       (e) any composition compromise or other arrangement is made by the Purchaser with its creditors and/or

       (f) the Purchaser being unable to or failing to pay its debts or other monies due hereunder to the Purchaser

       Fayrewood will hold the Vendor harmless therefrom and the consequences thereof and will fulfil on demand by the Vendor all or any of the obligations of the Purchaser under this agreement as if Fayrewood had entered into such obligations directly with the Vendor and was and is the primary obligor in place of and/or in addition to the Vendor.

20.    INTERFACE INC.

       Interface Inc. hereby guarantees and covenants to and with the Purchaser that in the event of:-

       (a) the Vendor being deemed unable to pay its debts within the meaning of Section 123(1) (a) (b) (e) or (2) of the Insolvency Act 1986 or otherwise becomes insolvent or suspends making payment with respect to all or any class of its debts or announces an intention so to do and/or

       (b) a petition being presented for the winding up of the Vendor (not being a petition that the Vendor can demonstrate is frivolous, vexatious or an abuse of the process of court or relates to a claim to which the Vendor has a good defence and is being vigorously contested by the Vendor) or an order is made or resolution passed for the winding up of the Vendor or a notice is issued convening a meeting for the purpose of passing any such resolution and/or

       (c) any petition is presented or other step is taken for the purposes of the appointment of an administrator or an administration order is made and/or

       (d) any administrative or other receiver is appointed of the Vendor or any part of its assets or any other steps are taken to enforce any encumbrance over its assets and/or

       (e) any composition compromise or other arrangement is made by the Vendor with its creditors and/or

       (f) the Vendor being unable to or failing to pay its debts or other monies due hereunder to the Purchaser

       Interface Inc. will hold the Purchaser harmless therefrom and the consequences thereof and will fulfil on demand by the Purchaser all or any of the obligations of the Vendor under this agreement as if Interface Inc. had entered into such obligations directly with the Purchaser and was and is the primary obligor in place of and/or in addition to the Vendor and Interface Inc. hereby agrees that all court orders obtained in the High Court of Justice in London shall be fully enforceable in the State of Michigan, USA and any other jurisdiction in which Interface Inc. carries on business or has assets wheresoever in the world.

21.    PURCHASER'S UNDERTAKING

21.1 The Purchaser undertakes to use best endeavours to collect Debtors from Completion included in the Excluded Assets on behalf of the Vendor for a commission of 2.5% per amount received by the Purchaser in respect of such Debtor.

21.2 The Purchaser undertakes to hold on trust in a separate bank account in England and Wales for the benefit of the Vendor any Debtors included in the Excluded Assets received by it and to pay the same less a commission of 2.5% per amount received to the Vendor forthwith on receipt providing that no commission will be paid in respect of Debtors being collected by Trade Indemnity or the Vendor.

22.    ACCESS

       Each of the Vendor and the Purchaser agree to give access to all books and records held by the other after Completion which in any way relate to the Business, the Assets, the Liabilities, the Excluded Assets or the Excluded Liabilities which each may reasonably request of the other in order to fulfil any of the obligations or rights set out in this agreement including clause 3, 4.4, 6, 7, 8, 9 or 21.

23.    NOTICES

23.1 Save as specifically otherwise provided in this agreement any notice, demand or other communication to be served under this agreement may be served upon any party hereto only by posting by first class post or delivering the same or sending the same by facsimile transmission to the party to be served at its address above, or facsimile number given below or at such other address or number in the United Kingdom as he or it may from time to time notify in writing to the other parties hereto:-

       The Vendor       -     Fax no: +00 1 734 769 5589
                              Marked for the attention of Robert Nero

       The Purchaser    -     Fax no: 0171 831 6017
                              Marked for the attention of: Paul Griffiths


23.2 A notice or demand served by first class post shall be deemed duly served 48 hours after posting and a notice or demand sent by facsimile transmission shall be deemed to have been served at the time of transmission and in proving service of the same it will be sufficient to prove, in the case of a letter, that such letter was properly stamped or franked first class, addressed and placed in the post and, in the case of a facsimile transmission, that such facsimile was duly transmitted to a current facsimile number of the addressee at the address referred to above.

24.    COUNTERPARTS

       This agreement may be executed in any number of counterparts and by the several parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

25.    GOVERNING LAW AND SUBMISSION TO JURISDICTION

25.1 This agreement shall be governed by and construed in accordance with English law.

25.2 The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the High Court of Justice in London for the purpose of hearing and determining any dispute arising out of this agreement and for the purpose of enforcement of any judgment against their respective assets.

25.3 The parties hereto agree that service of any writ, notice or other document for the purpose of any proceedings in such court shall be duly served upon it if delivered or sent by registered post, in the case of Interface Inc. to Ashurst Morris Crisp (marked for the attention of Chris Ashworth) as specified in clause 20.1.

26.    INVALIDITY

       If at any time any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not be in any way affected or impaired thereby.

27.    CONFIDENTIALITY

       The Vendor undertakes to keep confidential any information relating to the Business in its possession.


IN WITNESS whereof this agreement has been executed as a deed on the date first above written.

                                   SCHEDULE 1
                           ALLOCATION OF CONSIDERATION

      The Consideration shall be apportioned among the Assets as follows:-



                                       (pound)
1.     Goodwill                        1

2.     Books and Records               1

3.     Contracts                       1

4.     Debtors                         80% of amount as provided in Net Asset
                                       Value Statement less the Liabilities

5.     Fixed Plant                     80% of amount as provided in Net Asset
                                       Value Statement less the Liabilities

6.     Loose Plant                     80% of amount as provided in Net Asset
                                       Value Statement less the Liabilities

7.     Intellectual Property           (pound)1

8.     Properties                      80% of amount in Net Asset Value
                                       Statement

9.     Stock                           80% of amount in Net Asset Value
                                       Statement

                                   SCHEDULE 2
                                   WARRANTIES

1.     Capacity

2.     Accounts

3.     The Business

4.     Employees

                                   1. CAPACITY

1.1    STATUS AND POSITION OF THE VENDOR

       The Vendor is a limited liability company, duly incorporated and subsisting under the laws of England and is not in liquidation, administration or administrative receivership, nor has any resolution been passed by the shareholders or creditors to put the Vendor into liquidation, administration or administrative receivership.

1.2    POWERS AND AUTHORITY

       The Vendor has all requisite corporate power to enter into and perform this agreement and the transactions and matters contemplated thereby and has taken all necessary action to authorise the entry into and performance of this agreement and the transactions and matters contemplated thereby.

1.3    VALIDITY

       Each of the obligations expressed to be assumed by the Vendor under this agreement and any agreement hereby contemplated constitutes a valid and binding obligation of the Vendor respectively.

                                 2.  ACCOUNTS

2.1    ACCOUNTS WARRANTY

       The Accounts comply with the provisions of the Companies Act 1985 as applicable and have been prepared in accordance with the requirements of United Kingdom generally accepted accounting principles and practices and give a true and fair view of all the assets and liabilities and of the state of affairs, financial position and results of the Vendor as at and up to the Accounts Date.

2.2 So far as Interface Inc. is aware having made reasonable enquiries at that time the information in the letter to the Purchaser from Barons Financial Services Limited of 7 May 1998 with respect to the overheads and costs is correct in all material respects.

2.3 So far as Interface Inc is aware, the revenue figures for the months of October 1995 to March 1998 on the attached schedule have been extracted from the books and records of the Business.

2.4    So far as Interface Inc. is aware:-

       (a) there is no stock in consignment at the Properties or with customers;

       (b) there has been no investigation by Customs and Excise into the Business; and

       (c) the Vendor has no material warranty liabilities that are not covered by manufacturers' warranties.

                                 3. THE BUSINESS

3.1    BUSINESS SINCE THE ACCOUNTS DATE

       (a) Since the Accounts Date there has been no material adverse change in the financial position of the Business and the Business has been carried on on a normal basis and the Vendor has not disposed of any material assets used in connection with the Business other than in the normal course of business.

       (b) So far as the Vendor is aware since the Accounts Date no substantial customer or supplier of the Business has ceased purchasing from or supplying to the Vendor in connection with the Business.

3.2    CHARGES AND TITLE TO ASSETS

       The Vendor has not (other than in the ordinary course of trading) created or agreed to create or suffered to arise any debenture, mortgage, charge, lien or encumbrance over any part of the Assets.

3.3    LITIGATION

       There is no litigation, arbitration, prosecution or other legal proceedings relating to the Business which is material and so far as the Vendor is aware there are no claims, facts or events which are likely to give rise to any such proceedings.

3.4    BUSINESS NAME

       The Business is not carried on under any name other than Interface Systems International Limited and ISI.

3.5    INTELLECTUAL PROPERTY

       The Disclosure Letter contains brief details, so far as are known by the Vendor, of any agreements, licences or other rights granted in respect of the Intellectual Property and the Vendor is not a party to any user, licence, know-how, information or assistance or development agreement which relates to the Business or under any liability to pay royalties in respect of any such matter.

3.6    EFFECT OF SALE OF THE BUSINESS

       The Vendor has not been notified that after Completion (whether by reason of an existing agreement or arrangement or otherwise) or as a result of the proposed acquisition of the Business and Assets by the Purchaser:-

       (a) any supplier of the Business will cease supplying the Business or may substantially reduce its supplies to the Business;

       (b) any customer of the Business will cease to deal with the Business or may substantially reduce its existing level of business with the Business;

       (c) any officer or senior employee included in the Assumed Employees will leave.

3.7    INSURANCE

       The Vendor has produced to the Purchaser all insurance policies in effect in relation to the Business and Assets and the premiums due on all such policies have been paid up to date.

3.8    LICENCES

       The Vendor has all licences and permissions required for the carrying on of the Business and is not materially in breach of the terms or conditions of such licences and permissions and the Vendor is not aware of any reason why any of them should be suspended or revoked.

3.9    TERMS OF TRADE

       During the 12 months preceding the date of this agreement the Company has paid its suppliers in the normal course of the Business.

3.10   GRANTS AND ALLOWANCES

       In relation to the Business, no grant, allowance, aid or subsidy has been applied for and received from any supernational, national or local authority or government agency which is liable to be repaid.

3.11   GUARANTEES

       All guarantees, indemnities, bonds, letters of comfort, or encumbrance or similar obligation given or incurred in relation to or which relate to the Liabilities (other than the Excluded Liabilities) have been disclosed.

       MISCELLANEOUS

3.12 The Assets are (save for the Excluded Assets) all the assets used by the Vendor in the Business as currently conducted.

3.13 The Vendor has not received written notice from any third party alleging that it is in material breach of any Contract.

3.14 The Vendor has not received written notice from any third party alleging that the operation of the Business infringes the intellectual property rights of any person.

3.15 So far as the Vendor is aware, all rent in respect of the Properties where due has been paid.

3.16 The Debtors are properly due and payable in the ordinary course of business.

3.17 At the date of this agreement no liability is outstanding for pension contributions in respect of any Assumed Employee relating to any period prior to the Completion Date.

                                  4. EMPLOYEES

4.1 The particulars of the Assumed Employees annexed to the Disclosure Letter show all remuneration and other benefits which the Vendor is bound to provide to each Assumed Employee.

4.2 The terms of employment or engagement of all Assumed Employees are such that their employment or engagement may be terminated by not more than three month's notice given at any time without liability for any payment including by way of compensation or damages (except for unfair dismissal or a statutory redundancy payment) and the Vendor has not entered into any agreement or arrangement for the management of the Business or any part thereof other than with the Assumed Employees engaged in the Business.

4.3 Since the Accounts Date the Vendor has not paid or given any increase in or improvement to the emoluments of any Assumed Employee and the Vendor has not made any announcement or proposal concerning any such emoluments with or without retrospective operation.

4.4 Since the Accounts Date the Vendor has not been engaged or involved in any material dispute with any Assumed Employee or any labour troubles involving the Business which are material and no industrial action involving such employees, official or unofficial, is now occurring.

4.5 There is no pension scheme of the Company save for the disclosed payments by the Company.

                                   SCHEDULE 3
                                   PROPERTIES

                                     PART 1

                             Unit 2, Unit 4, Unit 5
                                9 Waterloo Avenue
                                  Chemsley Wood
                                   Birmingham

                                     PART 2

5.1 The Vendor shall use all reasonable endeavours to obtain landlord's consent ("Landlord's Consent") to the assignment of the leases of the Properties by virtue of which the Vendor is the tenant of the Properties (the "Leases" and "Lease" shall mean any one of them).

5.2 The Purchaser shall use all reasonable endeavours to assist the Vendor in obtaining Landlord's Consent including supplying accounts, references and financial information reasonably required by the landlords under the Leases for the purposes of granting Landlord's Consent, including providing such security as may reasonably be required by the landlords either under the Leases or otherwise.

5.3 The Purchaser shall occupy the Properties from Completion until the date each assignment is completed (the "Assignment Date") as licensee of the Vendor subject to the following provisions:-

       (i) The Purchaser shall pay or indemnify the Vendor against all rent outgoings and expenses relating to each of the Properties after Completion until the Assignment Date.

       (ii) The Purchaser shall indemnify the Vendor against all costs losses liabilities actions proceedings claims or demands arising from the possession or occupation of any of the Properties by the Purchaser or any of its subsidiary companies and the Purchaser shall observe and perform all the covenants and conditions contained or referred to in the Leases deeds and agreements affecting the Properties or relating to them.

5.4 The Vendor and the Purchaser shall complete each assignment as soon as reasonably practicable after Landlord's Consent has been obtained and in any event within the time specified in the Landlord's licence. The Purchaser shall comply with all registration provisions under the Leases and serve all notices and make all applications (including to H M Land Registry where appropriate) in order to vest the legal title in each Lease in the Purchaser.

5.5 If Landlord's Consent has not been obtained in relation to any of the Leases within six months of Completion the Vendor shall on that date assign the Leases to the Purchaser and the Purchaser shall accept assignments of the Leases on that date which shall be deemed the Assignment Date for the purpose of each Lease so assigned.

Signed as a deed by                                )  John R. Ternes

for and on behalf of                               )
INTERFACE SYSTEMS INTERNATIONAL LIMITED            )
in the presence of:-                               )   Christopher J. Ashworth



Signed as a deed by                            )   Pierce Casey
                                               )   David Kleeman
for and on behalf of                           )
FAYREWOOD PLC in the presence of:-             )   Patrick Spicer


Signed as a deed by                            )   John R. Ternes
                                               )
for and on behalf of                           )
INTERFACE SYSTEMS, INC. in the presence of:-   )   Christopher J. Ashworth



Signed as a deed by                            )   Pierce Casey
                                               )   Paul Griffiths
for and on behalf of  DOCTOR BUYLINES LIMITED  )
in the presence of:-                           )   Patrick Spicer